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                                                                      EXHIBIT 11
                                                                      ----------

                          TOMMY HILFIGER CORPORATION
                 COMPUTATION OF NET INCOME PER ORDINARY SHARE
                   (in thousands, except per share amounts)

                                                          Year Ended      Year Ended      Year Ended
                                                          March 31,        March 31,      March 31,
                                                             1999              1998          1997
                                                          ----------        ---------      ----------
FINANCIAL STATEMENT PRESENTATION
BASIC

Weighted average shares outstanding...............            46,132           37,374          37,059
                                                          ==========        =========      ==========

Net Income........................................        $  173,717        $ 113,180      $   86,382
                                                          ==========        =========      ==========

Per Share Amount..................................        $     3.77        $    3.03      $     2.33
                                                          ==========        =========      ==========

DILUTED

Weighted average shares outstanding...............            46,132           37,374           37,059

Net effect of dilutive stock options based on the
treasury stock method using average market price..               556              512              826
                                                          ----------        ---------      -----------

Total.............................................            46,688           37,886           37,885
                                                          ==========        =========      ===========

Net Income........................................        $  173,717        $ 113,180      $    86,382
                                                          ==========        =========      ===========

Per Share Amount..................................        $     3.72        $    2.99      $      2.28
                                                          ==========        =========      ===========
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